                                                                 EXHIBIT 16

[SUTTON FROST LLP LETTERHEAD]


                               December 18, 1998


Securities and Exchange Commission
Washington D.C. 20549

Dear Sir or Madam:

We are principal accountants for Collegiate Pacific, Inc. and Subsidiaries ("Company") and, under the date of August 25, 1998, we reported on the consolidated financial statements of Collegiate Pacific, Inc. and Subsidiaries as of and for the year ending June 30, 1998. On December 11, 1998 we were informed by the Company that it is the Company's intention to terminate our appointment as principal accountants subsequent to the issuance of our reports on the consolidated financial statements of Collegiate Pacific, Inc. and Subsidiaries as of and for the year ending June 30, 1998. We have read the Company's statements included under Item 4 of its Form 8-K dated December 18, 1998 and agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the audit committee of the board of directors.

                                               /s/ SUTTON FROST
                                               -------------------------------
                                               A Limited Liability Partnership